Supplement No. 2 dated August 17, 2009 to Prospectus dated August 12, 2009
Registration No. 333-149163
Rule 424(b)(3)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 10, 2009

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 10, 2009, the board of directors of MedPro Safety Products, Inc. (the “Company”) amended the Company’s bylaws.  The following summary description of the amendments is qualified by reference to the Company’s amended bylaws , which are included as an exhibit to this Report on Form 8-K..

As amended, Article II, Sections 2 and 3 set forth the items that may come before annual and special meetings of stockholders, reflecting the addition of the “advance notice” requirements of new Sections 9 and 10.  New Section 4 of Article II is a more robust provision governing the written notice of stockholder meetings sent to stockholders.

New Sections 9 and 10 of Article II set forth the procedure a stockholder must follow to nominate candidates for election to the board of directors and to submit proposals to be voted upon at a stockholders meeting.  These provisions are discussed in greater detail below.

Article IV was amended to clarify the titles and responsibilities of the Company’s officers.

Article V was amended to provide that the Company's shares may either be represented by certificates or be uncertificated.  NASDAQ requires securities listed on the NASDAQ Stock Market be eligible for a Direct Registration Program operated by a clearing agency registered under the Securities Exchange Act.  To be eligible, a company's bylaws must permit securities that are not represented by certificates.

Article VII was amended to provide the right to indemnification in legal proceedings only to directors and executive officers.  In all other circumstances, indemnification will be determined on a case-by-case basis by the board of directors.

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Article II, Section 9.       Notice of Stockholder Nominees.

To nominate a candidate, a stockholder must submit required information about the nominee in writing to the Secretary of the Company a certain period of time in advance of the meeting, which varies depending on whether the date of an annual meeting has changed from the prior year or it is a special meeting.

To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company

•
in the case of an annual meeting called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, by close of business on a date that is not less than 60 days nor more than 90 days before such anniversary date, and

•
in the case of an annual meeting called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting or where no annual meeting has been held within the past year, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

A stockholder's notice must set forth in writing, with respect to each person whom the stockholder proposes to nominate for election as a director:

•	all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	the number of shares of capital stock of the Company owned of record and beneficially by the prospective nominee.

In addition, the notice must set forth in writing, with respect to the stockholder submitting the nomination:

•
a representation that the stockholder is a holder of record or beneficial owner of stock of the Company entitled to vote at the meeting and the name and address, as they appear on the Company's books, of the stockholder and any holder of record of the stockholder’s shares;

•
the class and number of shares of the Company that are owned of record and beneficially by the stockholder and owned by any holder of record of the stockholder’s shares, as of the date of the stockholder’s notice, and a representation that the stockholder will notify the Company in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date;

•
a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder and any of its affiliates or associates, and any other person or persons (including their names), and a representation that the stockholder must notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date;

•
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder with respect to shares of stock of the Company, and a representation that the stockholder must notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination; and

•
a representation whether the stockholder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the proposed nominee, and/or otherwise to solicit proxies from stockholders in support of the nomination.

Article II, Section 10.        Stockholder Proposals.

To properly bring business other than a nomination for election as a director before a meeting of stockholders, a stockholder must have given timely notice in proper written form to the Secretary of the Company.  This requirement is independent of the timing and notice requirements of Rule 14a-8 under the Securities Exchange Act of 1934, for stockholder proposals to be included in the proxy statement for an annual meeting of stockholders.

To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company:

•
in the case of an annual meeting called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, by close of business on a date that is not less than 60 days nor more than 90 days prior to such anniversary date, and

•
in the case of an annual meeting called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or where no annual meeting has been held within the past year, or in the case of a special meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

•	“Public disclosure” means disclosure in a press release reported by a national financial news service or in a filing with the SEC under the Securities Exchange Act of 1934.

In no event will the public disclosure of an adjournment or postponement of an annual or special meeting commence a new time period (or extend the time period) for the giving of a stockholder’s notice under this section.

To be in proper written form, the stockholder's notice to the Secretary must set forth in writing as to each matter the stockholder proposes to bring before the meeting, a brief description of:

•	the business desired to be brought before the meeting;

•	the reasons for conducting such business at the meeting;

•	any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•
all agreements, arrangements and understandings between or among the stockholder and beneficial owner, if any, and its or their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business, and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date.

In addition, the stockholder's notice must set forth in writing as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

•
a representation that the stockholder is a holder of record or beneficial owner of stock of the Company entitled to vote at the meeting and the name and address of the stockholder, and of such beneficial owner or stockholder of record of the shares owned by the stockholder, if any, as they appear on the Company’s books;

•
the class and number of shares of stock which are, directly or indirectly, owned beneficially and of record by the stockholder and such beneficial owner or stockholder of record of the shares owned by the stockholder, if any, as of the date of the stockholder’s notice, and a representation that the stockholder will notify the Company in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date;

•
any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date the notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder with respect to shares of stock of the Company, and a representation that the stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date;

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to propose the matter; and

•
a representation as to whether the stockholder giving the notice intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the matter, and/or otherwise to solicit proxies from stockholders in support of the stockholder’s proposal or position.

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Item 9.01.	Financial Statement and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

3.2	Bylaws (amended August 10, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: August 17, 2009	By:	/s/ Walter W. Weller
Walter W. Weller
President and Chief Operating Officer